Exhibit 99.2

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REGAINS LISTING COMPLIANCE WITH NYSE AMEX

SAN DIEGO, Calif. – July 27, 2009 – Cardium Therapeutics (NYSE Amex: CXM) (“Cardium”) reported that it has received a letter from the NYSE Amex informing Cardium that it had now resolved matters relating to the company’s exchange listing compliance.

In the communication from NYSE Amex, Cardium was informed that based upon a review of publicly available information including Cardium’s press release dated July 24, 2009 regarding completion of the sale of Cardium’s InnerCool business to Royal Philips Electronics, the company has resolved the continued listing deficiencies referenced in the NYSE Amex LLC’s (“NYSE Amex”) letters dated December 23, 2008 and April 9, 2009. However, pursuant to Section 1009(f) of the NYSE Amex Company Guide, the company’s Plan Period will remain open until it has been able to demonstrate compliance with the continued listing standards for two consecutive quarters. If the company does not demonstrate compliance for two consecutive quarters and/or by the end of the Plan Period, June 23, 2010, the Exchange Staff may initiate delisting procedures. The exchange indicated that its conclusion is based upon a review of available information with respect to the company, including its Securities and Exchange Commission filings and that its letter is subject to changes in the NYSE Amex Rules that could require the exchange to re-evaluate its position and other qualifications.

“We are very pleased that the NYSE Amex has recognized the substantial improvement to Cardium’s balance sheet and operational savings associated with our InnerCool transaction with Royal Philips Electronics,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium. Mr. Reinhard add that “We also now look forward to building on this progress with increased focus on our Tissue Repair product candidate Excellarate and on additional product candidates that we believe hold the potential for treating a range of different soft tissue injuries as well as hard tissue applications such as bone repair, which we expect to be the subject of additional reports in the weeks and months ahead.”

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s initial investment portfolio includes the Tissue Repair Company and

Cardium Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for cardiovascular, ischemic and related indications. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in our business and financial condition and whether we will be able to maintain listing compliance with our exchange, risks and uncertainties that are inherent in the development, testing and marketing of biologic product candidates and the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our dependence upon proprietary technology, our ability to obtain necessary funding, regulatory approvals and qualifications, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2009 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™ and Excellarate™

are trademarks of Tissue Repair Company.

(other trademarks belong to their respective owners)